Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports First Quarter 2016 Results

Record Operational and Safety Performance
Two Contracts Awarded for ENSCO 8504 in Indonesia
Two Five-Year Contracts Awarded for Drilling Management Services in U.S. Gulf of Mexico
#1 in Total Customer Satisfaction for Sixth Consecutive Year
Repurchased $861 Million of Senior Notes at an Average Discount of 28% in April 2016
Raised $586 Million of Net Proceeds Through Equity Offering in April 2016
London, England, 27 April 2016 … Ensco plc (NYSE: ESV) today reported earnings of $0.74 per share for first quarter 2016 compared to $1.38 per share a year ago. Results from discontinued operations were zero cents per share in both first quarter 2016 and first quarter 2015. Adjusted for $27 million, or $0.11 per share, of other expense to retire debt ahead of maturity during first quarter 2015, earnings per share from continuing operations were $0.74 compared to $1.49 a year ago.
Chief Executive Officer and President Carl Trowell said, “Notwithstanding very challenging market conditions, we continued to set new company records by achieving operational utilization of 99% for our rig fleet and a total recordable incident rate of 0.23 reflecting excellent safety performance. These accomplishments are key differentiators during the market downturn, and they led to Ensco winning two new contracts for ENSCO 8504 and two five-year contracts for drilling management services, as well as the #1 rating in total customer satisfaction for the sixth consecutive year in the independent EnergyPoint Research survey.”
Mr. Trowell added, “In April, we took further steps to improve our financial position by completing a tender offer, repurchasing $861 million of senior notes at an average discount of 28% and raising $586 million of net proceeds through a 65.6 million share offering. As a result, on a pro-forma basis as of the end of the first quarter, we had $1.3 billion of cash and short-term investments, a fully available $2.25 billion revolving credit facility and a net debt-to-capital ratio of 33%. We also had $5.2 billion of contracted revenue backlog, and are well positioned to navigate through the current downcycle and capitalize on a future upturn in the market.”

First Quarter Results

Continuing Operations
Revenues were $814 million in first quarter 2016 compared to $1.164 billion a year ago primarily due to a decline in reported utilization to 65% from 86% in first quarter 2015. The average day rate for the fleet declined to $208,000 in first quarter 2016 from $244,000 a year ago.
Contract drilling expense declined 30% to $364 million from $518 million last year, as lower compensation and repair and maintenance expenses, partially related to fewer rig operating days, more than offset newbuilds commencing contracts and the reactivation of a semisubmersible following shipyard upgrades.
Depreciation expense declined to $113 million from $137 million in first quarter 2015 due to non-cash asset impairments recorded in fourth quarter 2015, partially offset by the addition of several rigs to the operating fleet. General and administrative expense declined to $23 million from $30 million last year, mostly due to reduced compensation costs.

Other expense declined to $65 million from $73 million last year, mostly due to a $27 million loss to retire senior notes before maturity in the year ago period, partially offset by higher interest expense from a $1.1 billion debt refinancing in first quarter 2015. Interest expense in first quarter 2016 was $65 million, net of $12 million of interest that was capitalized, compared to interest expense of $52 million in first quarter 2015, net of $20 million of interest that was capitalized.
The effective tax rate was 28.7% in first quarter 2016 compared to 19.1% a year ago. The year-to-year comparison was influenced by the mix of earnings from various tax jurisdictions.
Discontinued Operations
First quarter 2016 results from discontinued operations include three floaters and two jackups held for sale. The net loss from discontinued operations was $0.9 million for first quarter 2016 compared to a net loss of $0.2 million a year ago. A $13 million discrete tax benefit in first quarter 2015 influenced this comparison. Excluding this item, the net loss from discontinued operations improved to $0.9 million in first quarter 2016 from $13 million last year mostly due to expedited stacking and reduced stacking costs for uncontracted rigs. On 1 April 2016, ENSCO 6000 was sold for scrap value, which will be reflected in second quarter 2016 results.

Segment Highlights for Continuing Operations

Floaters
Floater revenues were $513 million in first quarter 2016 compared to $695 million last year primarily due to several floaters in the U.S. Gulf of Mexico completing contracts with above average day rates, which contributed to a decline in the average day rate to $365,000 from $425,000 a year ago for the Floaters segment. Reported utilization was 64% compared to 86% last year. Adjusted for uncontracted rigs and planned downtime, operational utilization was a record 99% compared to 93% a year ago.

Floater contract drilling expense declined 28% to $211 million in first quarter 2016 from $294 million in first quarter 2015. Compensation and repair and maintenance expense reductions, partially due to fewer rig operating days, more than offset an increase in contract drilling expense related to new drillships ENSCO DS-8 and ENSCO DS-9 as well as the reactivation of ENSCO 5006.

Jackups
Jackup revenues were $278 million compared to $428 million a year ago mostly due to a decline in average day rates to $118,000 from $144,000 last year and fewer operating days for several jackups, partially offset by the addition of newbuild jackup ENSCO 110 to the active fleet. Reported utilization was 66% compared to 87% in first quarter 2015. Adjusted for uncontracted rigs and planned downtime, operational utilization in first quarter 2016 was a record 99.8% compared to 99.6% a year ago.

Contract drilling expense decreased 30% to $135 million in first quarter 2016. The decline was due in part to lower compensation and repair and maintenance expense, partially offset by an increase in contract drilling expense from the addition of a newbuild jackup as noted above.

Other
Other is composed of managed drilling rigs. Revenues declined to $24 million from $41 million in first quarter 2015. Contract drilling expense decreased to $18 million from $33 million a year ago. These declines were due to the completion of two managed jackup contracts in Mexico.

	First Quarter

(in millions of $,	Floater			Jackup			Other			Reconciling Items		Consolidated Total
except %)	2016	2015	Chg	2016	2015	Chg	2016	2015	Chg	2016	2015	2016	2015	Chg

Revenues	512.6	695.0	(26)%	277.9	428.3	(35)%	23.5	40.6	(42)%	—	—	814.0	1,163.9	(30)%
Operating expenses
Contract drilling	211.3	293.5	(28)%	134.5	191.5	(30)%	17.9	33.3	(46)%	—	—	363.7	518.3	(30)%
Depreciation	80.3	93.0	(14)%	28.6	41.5	(31)%	—	—	—%	4.4	2.6	113.3	137.1	(17)%
General and admin.	—	—	—%	—	—	—%	—	—	—%	23.4	30.1	23.4	30.1	(22)%
Operating income	221.0	308.5	(28)%	114.8	195.3	(41)%	5.6	7.3	(23)%	(27.8)	(32.7)	313.6	478.4	(34)%

Financial Position — 31 March 2016

•	$1.4 billion of cash and short-term investments

•	$2.25 billion fully available revolving credit facility

•	40% net debt-to-capital ratio (net of $1.4 billion of cash and short-term investments)

•	$5.2 billion of contracted revenue backlog excluding bonus opportunities

Pro Forma Financial Position — 31 March 2016
Following the 5 April 2016 completion of the Company's debt tender for $861 million aggregate principal amount of senior notes repurchased for $622 million and the 20 April 2016 completion of an equity offering that raised $586 million of net proceeds, the Company’s pro forma balance sheet as of 31 March 2016 reflected:

•	$1.3 billion of cash and short-term investments

•	$2.25 billion fully available revolving credit facility

•	No debt maturities until second quarter 2019

•	$5.0 billion of long-term debt

•	$7.5 billion of Ensco shareholders' equity

•	33% net debt-to-capital ratio (net of $1.3 billion of cash and short-term investments)

•	301.3 million ordinary shares outstanding inclusive of 65.6 million ordinary shares issued as part of the equity offering

Ensco will conduct a conference call at 10:00 a.m. Central Time (4:00 p.m. London time) on Thursday, 28 April 2016, to discuss first quarter 2016 results. The call will be webcast live at www.enscoplc.com. Interested parties also may listen to the call by dialing 1-855-239-3215 within the United States, or +1-412-542-4130 from outside the U.S., and asking for the Ensco conference call. It is recommended that participants call 20 minutes before the scheduled start time. Telephone participants may avoid delays by pre-registering for the conference call using the following link to receive a dial-in number and PIN: http://dpregister.com/10082630.

A replay of the conference call will be available by phone through 27 May 2016 by dialing 1-877-344-7529 within the United States or +1-412-317-0088 from outside the U.S. (conference ID 10082630). A webcast replay and transcript of the call will be available at www.enscoplc.com.

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 28 years, the company has focused on operating safely and going beyond customer expectations. Ensco is ranked first in total customer satisfaction in the latest independent survey by EnergyPoint Research — the sixth consecutive year that Ensco has earned this distinction. Operating one of the newest ultra-deepwater rig fleets and a leading premium jackup fleet,

Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements involving expected financial performance, effective tax rate, day rates and backlog, estimated rig availability; rig commitments and contracts; contract duration, status, terms and other contract commitments; letters of intent or letters of award; scheduled delivery dates for rigs; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; our intent to sell or scrap rigs; and general market, business and industry conditions, trends and outlook. Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation, suspension or termination of drilling contracts as a result of mechanical difficulties, performance, customer finances, the decline or the perceived risk of a further decline in oil and/or natural gas prices, or other reasons, including terminations for convenience (without cause); the cancellation of letters of intent or letters of award or any failure to execute definitive contracts following announcements of letters of intent or letters of award; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; our ability to realize the expected benefits from our redomestication and actual contract commencement dates; cybersecurity risks and threats; and the occurrence or threat of epidemic or pandemic diseases or any governmental response to such occurrence or threat. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Investor & Media Contacts:	Sean O’Neill
Vice President - Investor Relations and Communications
713-430-4607

Nick Georgas
Senior Manager - Investor Relations
713-430-4490

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,

	2016	2015

OPERATING REVENUES	$814.0	$1,163.9

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	363.7	518.3
Depreciation	113.3	137.1
General and administrative	23.4	30.1
	500.4	685.5

OPERATING INCOME	313.6	478.4

OTHER INCOME (EXPENSE)
Interest income	2.3	2.4
Interest expense, net	(65.1)	(52.4)
Other, net	(1.8)	(22.6)
	(64.6)	(72.6)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	249.0	405.8

PROVISION FOR INCOME TAXES	71.4	77.7

INCOME FROM CONTINUING OPERATIONS	177.6	328.1

LOSS FROM DISCONTINUED OPERATIONS, NET	(.9)	(.2)

NET INCOME	176.7	327.9

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(1.4)	(3.2)

NET INCOME ATTRIBUTABLE TO ENSCO	$175.3	$324.7

EARNINGS PER SHARE - BASIC AND DILUTED
Continuing operations	$0.74	$1.38
Discontinued operations	—	—
	$0.74	$1.38

NET INCOME ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$172.8	$321.0

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic and diluted	232.5	231.9

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,084.0	$121.3
Short-term investments	295.0	1,180.0
Accounts receivable, net	574.0	582.0
Other	369.8	401.8
Total current assets	2,322.8	2,285.1

PROPERTY AND EQUIPMENT, NET	11,097.1	11,087.8

OTHER ASSETS, NET	190.1	237.6

	$13,610.0	$13,610.5

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$637.4	$775.5
Current maturities of long-term debt	870.0	—
Total current liabilities	1,507.4	775.5

LONG-TERM DEBT	4,991.0	5,868.6

OTHER LIABILITIES	405.2	449.2

TOTAL EQUITY	6,706.4	6,517.2

	$13,610.0	$13,610.5

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,

	2016	2015
OPERATING ACTIVITIES
Net income	$176.7	$327.9
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation expense	113.3	137.1
Deferred income tax expense	33.3	15.0
Share-based compensation expense	6.9	9.5
Amortization of intangibles and other, net	(5.0)	(4.0)
Loss from discontinued operations, net	0.9	0.2
Loss on extinguishment of debt	—	26.6
Other	0.6	(6.8)
Changes in operating assets and liabilities	(93.6)	(37.8)
Net cash provided by operating activities of continuing operations	233.1	467.7
INVESTING ACTIVITIES
Maturities of short-term investments	965.0	12.0
Additions to property and equipment	(158.1)	(397.1)
Purchases of short-term investments	(80.0)	—
Other	.1	.4
Net cash provided by (used in) investing activities of continuing operations	727.0	(384.7)
FINANCING ACTIVITIES
Cash dividends paid	(2.4)	(35.2)
Proceeds from issuance of senior notes	—	1,078.7
Reduction of long-term borrowings	—	(861.7)
Premium paid on redemption of debt	—	(23.4)
Debt financing costs	—	(8.9)
Other	(0.5)	(1.3)
Net cash (used in) provided by financing activities	(2.9)	148.2

DISCONTINUED OPERATIONS
Operating activities	5.6	(8.7)
Investing activities	—	0.4
Net cash provided by (used in) discontinued operations	5.6	(8.3)

Effect of exchange rate changes on cash and cash equivalents	(.1)	.1

INCREASE IN CASH AND CASH EQUIVALENTS	962.7	223.0

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	121.3	664.8

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,084.0	$887.8

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	First Quarter		Fourth Quarter
	2016	2015	2015

Rig Utilization(1)

Floaters	64%	86%	57%
Jackups	66%	87%	66%

Total	65%	86%	63%

Average Day Rates(2)

Floaters	$364,771	$425,278	$397,146
Jackups	118,138	144,139	125,785

Total	$208,117	$243,902	$216,372

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with early contract terminations, compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.